Exhibit 99.1

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NASDAQ: WASH

Contact: Elizabeth B. Eckel
Senior Vice President, Marketing
Telephone: (401) 348-1309
E-mail: ebeckel@washtrust.com
Date: June 15, 2006
FOR IMMEDIATE RELEASE

Washington Trust CEO To Undergo Surgery

Westerly, Rhode Island…Washington Trust Bancorp, Inc. (Nasdaq National Market; symbol: WASH), parent company of The Washington Trust Company, today announced that its Chairman and Chief Executive Officer, John C. Warren, has been hospitalized and will undergo coronary bypass surgery within the week. Until that time, and during Mr. Warren’s recovery period, the Corporation’s Board of Directors has requested John F. Treanor, President and Chief Operating Officer, assume Mr. Warren’s responsibilities and has expressed complete confidence in Mr. Treanor’s ability to do so.

Mr. Treanor stated, “John is in good spirits and has expressed great confidence in our management team’s ability to lead the Corporation.” Adding, “We all wish John the best and look forward to a prompt recovery and his return to work.”

Mr. Warren joined Washington Trust in January 1996 as President and Chief Operating Officer, was promoted to Chief Executive Officer in April 1997, and appointed Chairman in April 1999. Mr. Treanor, joined the Bank in April 1999 as President and Chief Operating Officer.

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, a Rhode Island state-chartered bank founded in 1800. Washington Trust offers personal banking, business banking and wealth management services through its offices in Rhode Island, Massachusetts and southeastern Connecticut. Washington Trust Bancorp, Inc.’s common stock trades on The Nasdaq Stock Market® under the symbol WASH. Investor information is available on the Corporation’s web site: www.washtrust.com.
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This report contains certain statements that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The actual results, performance or achievements of the Corporation could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general national or regional economic conditions, changes in interest rates, reductions in the market value of wealth management and trust assets under administration, reductions in loan demand, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in loan default and charge-off rates, changes in the size and nature of the Corporation’s competition, changes in legislation or regulation and accounting principles, policies and guidelines, and changes in the assumptions used in making such forward-looking statements. The Corporation assumes no obligation to update forward-looking statements or update the reasons actual results, performance or achievements could differ materially from those provided in the forward-looking statements, except as required by law.